UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 10, 2008

CTC MEDIA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52003	58-1869211
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Pravda Street, 15A
125124 Moscow, Russia

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: +7-495-785-6333

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 –    Entry into a Material Definitive Agreement.

On March 10, 2008, ZAO “Set Televissionnykh Stantsiy” (Closed Joint Stock Company “Network of Television Stations”) (“CTC Network”), a wholly owned Russian subsidiary of CTC Media, Inc. (“CTC Media”), entered into a definitive Purchase Agreement (the “Purchase Agreement”) with MTG Broadcasting AB, a Swedish limited liability company (the “Seller”), and Modern Times Group MTG AB, a Swedish limited liability company and the ultimate parent company of the Seller (“MTG”).

Pursuant to the Purchase Agreement and subject to the satisfaction or the waiver of the conditions contained therein, CTC Network will acquire, directly or indirectly, 100% of the ordinary registered shares of ZAO “TV Darial”, a Russian closed joint stock company, (“TV Darial”).  TV Darial operates the Russian television network DTV.  In the transaction, CTC Network will (a) acquire 49% of the issued ordinary registered shares of TV Darial directly, and (b) acquire intermediate holding companies that hold the remaining 51% percent of the issued ordinary registered shares of TV Darial.  The total consideration will be $395 million, subject to defined balance sheet adjustments.

The Purchase Agreement contains customary representations and warranties, covenants and conditions to closing, including approval of the transaction by the Russian anti-monopoly authorities and the receipt by CTC Network of commercial debt financing.

In connection with the purchase of TV Darial, CTC Network has also agreed in the Purchase Agreement to grant to the Seller a right of first offer, for a ten-year term, in the event that CTC Network seeks to sub-license or license to any third-party any rights it or its affiliates holds to broadcast television programming in Estonia, Latvia or Lithuania.

In conjunction with the Purchase Agreement, CTC Media also entered into a Guaranty Agreement (the “Guaranty”) with the Seller and MTG, pursuant to which CTC Media has guaranteed certain of the obligations of CTC Network under the Purchase Agreement.

The Purchase Agreement contains certain termination rights, including the right of either CTC Network or the Seller to terminate in the event the acquisition does not close by September 10, 2008.  In the event of termination of the Purchase Agreement as a result of the failure of CTC Network to obtain the requisite commercial debt financing, CTC Network is obligated to pay to the Seller a fee of $10 million.

MTG, through its subsidiary MTG Russia AB, is the beneficial holder of approximately 39.5% of the outstanding shares of capital stock of CTC Media.  Three members of the board of directors of CTC Media, Hans-Holger Albrecht (one of the Co-Chairman), Maria Brunell Livfors and Kaj Gradevik, were nominated to the board of directors by MTG.  Such directors recused themselves from those portions of CTC Media board meetings where consideration and approval of the transactions contemplated by the Purchase Agreement and the Guaranty took place.

The Purchase Agreement and the Guaranty have been filed as exhibits to this Form 8-K to provide information regarding the terms of the agreements and are not intended to modify or supplement any factual disclosures about CTC Media in CTC Media’s public reports filed with the SEC. In particular, the Purchase Agreement and the Guaranty are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to CTC Media or MTG. The representations and warranties contained in the Purchase Agreement and the Guaranty may be subject to a contractual standard of materiality different from those generally applicable to stockholders. In addition, the parties exchanged disclosure schedules in connection with signing the Purchase Agreement, which contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, because (i) they were only made as of the date of the Purchase Agreement or another specified date, (ii) in some cases they are subject to a material adverse effect standard or other materiality and knowledge qualifiers and (iii) they are modified in important part by the underlying disclosure schedules.

The foregoing description of the Purchase Agreement and the Guaranty does not purport to be complete, and is qualified in its entirety by reference to such agreements. A copy of the Purchase Agreement is filed as Exhibit 2.1 hereto, and a copy of the Guaranty is filed as Exhibit 2.2 hereto, each of which is incorporated herein by reference.

Item 8.01 Other Events

On March 11, 2008, CTC Media issued a press release announcing that CTC Network had entered into the Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1.

Item 9.01 –    Financial Statements and Exhibits.

(d) Exhibits

2.1

Purchase Agreement, dated as of March 10, 2008 by and among ZAO “Set Televissionnykh Stantsiy” (Closed Joint Stock Company “Network of Television Stations”), MTG Broadcasting AB, and Modern Times Group MTG AB.

2.2	Guaranty Agreement, dated as of March 10, 2008 by and among CTC Media, Inc., MTG Broadcasting AB, and Modern Times Group MTG AB.

99.1	Press Release of CTC Media, Inc. dated as of March 11, 2008.

EXHIBIT INDEX

Exhibit No.	Description

2.1*

Purchase Agreement, dated as of March 10, 2008 by and among ZAO “Set Televissionnykh Stantsiy” (Closed Joint Stock Company “Network of Television Stations”), MTG Broadcasting AB, and Modern Times Group MTG AB.

2.2	Guaranty Agreement, dated as of March 10, 2008 by and among CTC Media, Inc., MTG Broadcasting AB, and Modern Times Group MTG AB.

99.1	Press Release of CTC Media, Inc. dated as of March 11, 2008.

*CTC Media, Inc. agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTC MEDIA, INC.

Date: March 11, 2008	By:	/s/	BORIS PODOLSKY
		Name:	Boris Podolsky
		Title:	Chief Financial Officer